Aflac Incorporated 3rd Quarter 2016 10-Q
EXHIBIT 10.3

THIRD AMENDMENT TO THE
AMERICAN FAMILY CORPORATION
RETIREMENT PLAN FOR SENIOR OFFICERS

THIS THIRD AMENDMENT to the American Family Corporation Retirement Plan for Senior Officers (the “Plan”) is made on the date set forth below the signature line, by the Aflac Incorporated (as the successor to American Family Corporation; the “Company”).

WITNESSETH:

WHEREAS, the Company has previously established the Plan for the benefit of its eligible employees and their beneficiaries; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) is authorized to amend the Plan; and

WHEREAS, the Compensation Committee has adopted and approved this Third Amendment, which amends the definition of “total compensation” under the Plan to change the determination period for such compensation.

NOW, THEREFORE, the Plan hereby is amended as follows:

1.	Section IV.A(1) of the Plan hereby is amended by deleting the first sentence thereof and by substituting in lieu thereof, the following:

Participant shall be paid, at the same pay intervals as active employees of the Company, at the rate of sixty (60) percent of the total compensation received from the Company or its subsidiaries for either (a) the last 12 months of active employment with the Company, or (b) the highest compensation received in any calendar year of the last ten (10) years preceding the date of retirement, whichever is higher; such retirement compensation to be paid for the lifetime of the Participant and to terminate at the end of the calendar month in which Participant’s death occurs.
2.This Amendment is effective as of January 1, 2016.

3.	Except as specifically amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, an officer of Aflac Incorporated has executed this Amendment on the date written below.

AFLAC INCORPORATED

Date:	October 18, 2016	By:	/s/ Audrey B. Tillman